FILED
  IN THE OFFICE OF THE
SECRETARY OF STATE OF THE         CERTIFICATE OF AMENDMENT
   STATE OF NEVADA                         OF THE
                                  ARTICLES OF INCORPORATION
    DEC 19 1994                             OF
      1776-68                     PEASE OIL AND GAS COMPANY


     Pease Oil and Gas Company, a Nevada corporation ("Company"), by its President and Secretary does hereby certify, pursuant to the provisions of
Section 78.385 of the Nevada General Corporation Law.

     1. The directors of the Company at a meeting held by consent and without an actual meeting effective November 16, 1994, adopted and the Stockholders of the Company at a Special Meeting of Stockholders duly held on December 13, 1994, approved the following resolution to amend Article IV to the Company's Articles of Incorporation.

               RESOLVED, that Article IV of the Company's Articles of Incorporatin shall be amdned to increase the number of authorized shares of $0.10 par value Common Stock that the Companyis authorized to issue so that after such amendment Article IV shall read as follows:

                    "ARTICLE  IV.  The  aggregate  number  of  shares  that  the
               Corporation shall have authorityu to issue is 27,000,000, of which 25,000,000 shall be common stock, $0.10 par value ("Common Stock"), and 2,000,000 shall be Preferred Stock of the Corporation shall be nonassessable. The stockholders shall not possess cumulative voting rights. The designation, preferences, limitations and relative rights of shares in each class are as follows:

                    1. Common  Stock.  The rightrs of holders of Common Stock to receive dividends or to share in the distribution of assets in the event of liquidation, dissolution or winding up of the affi8ars of the Corporation shall be subjet to the preference,s limitations and relative rights of the holders of Preferred Stock. The holders of the Common Stock shall be entitled to one vote for eahc share of Common stock held by them of record at the time for determining the holderes thereof entitled to vote.




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


                    2. Preferred  Stock. The Corporation may issue the Preferred
               Stock frokm tome to time in one or more series with such distinctive designations, rightrs, preferences and limitations as the Board of Directors shall determine. The Board of Directors hereby is expesly vested with the authority to fix and determine the relative rights and preferences of each such series of Preferred Stock to the fullest extent permitted by these Articles of Incorporation and the General Corportion Law of Nevada in respect to the following:

                    (a) The rate of  dividend,  the time  payment of  dividends, when the dividends are cumulative, and the date from which any dividends shall accrue;

                    (b) Whether shares may be redemed and, if so, the redemption price and the terms and conditions of redemption;

                    (c) The  amount  payable  upon  shares  in event  of  either voluntary or involuntary liquidation;

                    (d) Sinking fund or other provision, if any, for the redemption or purchase of shares;

                    (e) The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

                    (f) Voting powers, if any.

                    Notwithstanding   the   fixing  of  the   number  of  shares
               constituting the particular series upon the issuance thereof, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series or may reduce the number o shares consitituting such series.

                    The Board of Directors  expressly is  authorized to vary the provisions relating to the foregoing matters between the various series of Preferred Stock, but in all other respects the shares of each series shall be of equal rank with each other, regardless of series. All Preferred Stock in any one series shall be identical in all respects."

     2. The number of shares of the Company outstanding and entitled to vote on the amendment to the Articles of Incorproatin was 1,999,752 shares of $0.10 par value common stock. The amendment to Article IV was approved by the vote of stockholderes holding a majority of the outstanding shreas of the Company's common stock that were entitled to ve voted thereon.

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



     3. Prior to the adoption of this Am,endment, the Company had only one class of voting stock outstanding, the $0.10 par value common stock.

     IN WITNESS WHEREOF, the Company has cuased this Ceretificate to be signed by its President and its Secretqry on the 13th day of December, 1994.

                            PEASE OIL AND GAS COMPANY



                          By /s/ Willard H. Pease, Jr.
                           ------------------------------
                              Willard H. Pease, Jr., President

ATTEST:


/s/ Lily Roeland
-------------------------------
Lily Roeland, Secretary


STATE OF COLORADO  )
                   ) ss.
COUNTY OF MESA     )

     On this 13th day of December, 1994, before me, a Notary Public, personally appeared Willard H. Pease, Jr., and Lily Roeland, who acknowledged that they are the President and Secretary, respectively, of Pease Oil and Gas Company and that they have executed the above instrument in such capacities on behalf of Pease Oil and Gas Company.

     WITNESS my hand and official sea.

     My commission expires: 9-9-98

                                           /s/ Gladys L. Omsted
                                           -------------------------------------
                                           Notary Public

S E A L



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